                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Rule 14a-11(c) or rule 14a-12

                               The Pantry, Inc.
                               ----------------
               (Name of Registrant as Specified In Its Charter)

                                Not Applicable
                                --------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
     (2) Form, Schedule or Registration Statement No.:
     (3) Filing Party:
     (4) Date Filed:

                               THE PANTRY, INC.

                              1801 Douglas Drive
                                 P.O. Box 1410
                         Sanford, North Carolina 27330

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD MARCH 23, 2000

   You are cordially invited to attend the Annual Meeting of Stockholders of The Pantry, Inc. (the "Company") which will be held on Thursday, March 23, 2000, at 10:00 a.m. Eastern Daylight Savings Time, at the North Raleigh Hilton, 3145 Wake Forest Road, Raleigh, North Carolina, 27609 for the following purposes:

        (1) To elect seven nominees to serve as directors each for a term of one year or until his successors is duly elected and qualified;

        (2) To ratify the appointment of Deloitte & Touche LLP as independent public accountants for the Company and its subsidiaries for the fiscal year ending September 28, 2000; and

        (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

   Stockholders of record at the close of business on January 27, 2000 are entitled to notice of and to vote at the Annual Meeting and any and all adjournments or postponements thereof.

   IT IS DESIRABLE THAT YOUR SHARES OF STOCK BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES YOU MAY HOLD. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

                                        By Order of the Board of Directors

                                        William T. Flyg
                                        Senior Vice President, Finance, Chief
                                        Financial Officer and Corporate
                                        Secretary

Sanford, North Carolina
February 18, 2000

                               THE PANTRY, INC.

                              1801 Douglas Drive
                                 P.O. Box 1410
                         Sanford, North Carolina 27330

                                PROXY STATEMENT

                              GENERAL INFORMATION


Proxy Solicitation

   This Proxy Statement and the accompanying proxy card are being mailed to stockholders on or about February 18, 2000, by the Board of Directors of The Pantry, Inc. (the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the North Raleigh Hilton, 3145 Wake Forest Road, Raleigh, North Carolina, 27609 on Thursday, March 23, 2000, at 10:00 a.m., Eastern Daylight Savings Time, and at all adjournments or postponements thereof. The Company will pay all expenses incurred in connection with this solicitation, including postage, printing, handling and the actual expenses incurred by custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. In addition to solicitation by mail, certain officers, directors and regular employees of the Company, who will receive no additional compensation for their services, may solicit proxies by telephone, personal communication or other means. The Company has retained Morrow & Co., Inc. to aid in the search for stockholders and delivery of proxy materials. The aggregate fees to be paid to Morrow & Co., Inc. are not expected to exceed $5,000.00. In addition, as part of the services provided to the Company as its transfer agent, First Union National Bank will assist the Company in identifying recordholders.

                                 ANNUAL MEETING

Purposes of Annual Meeting

   The principal purposes of the Annual Meeting are to:

   . elect seven directors each for a term of one year or until his successor is duly elected and qualified;

   . ratify the action of the Board of Directors pursuant to the recommendation of the Audit Committee in appointing Deloitte & Touche LLP as independent public accountants for the Company and its subsidiaries for the 2000 fiscal year; and

   . transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

   The Board of Directors knows of no other matters other than those stated above to be brought before the Annual Meeting.

Voting Rights

   If the accompanying proxy card is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained in the proxy card. If the proxy card is signed and returned, but voting directions are not made, the proxy will be voted in favor of the proposals set forth in the accompanying "Notice of Annual Meeting of Stockholders" and in such manner as the proxyholders named on the enclosed proxy card in their discretion determine upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

   Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted by:

   .  attending the Annual Meeting and voting in person,

   .  delivering a written revocation to the Secretary of the Company or

   . delivering a proxy in accordance with applicable law bearing a later date to the Secretary of the Company.

   The Board of Directors has fixed the close of business on January 27, 2000, as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting and all adjournments or postponements thereof. As of the close of business on January 27, 2000, the Company had 18,111,474 shares of common stock outstanding. On all matters to come before the Annual Meeting, each holder of common stock will be entitled to vote at the Annual Meeting and will be entitled to one vote for each share owned.

                       PROPOSAL 1: ELECTION OF DIRECTORS

   The following seven directors have been nominated for election at the Annual Meeting, to hold office for a period of one year or until the election and qualification of their successors: Todd W. Halloran, Jon D. Ralph, Charles P. Rullman, Edfred F. Shannon, Jr., Peter J. Sodini, Peter M. Starrett and Hubert
E. Yarborough, III. All of the nominees are currently serving on the Board of Directors of the Company. Messrs. Shannon and Yarborough have served on the Board since September 1999 when they were appointed to fill the vacancies created by the resignations of William M. Wardlaw and Christopher C. Behrens. It is intended that proxies will be voted in favor of all of the nominees.

   The Board of Directors has approved the nomination of the seven directors indicated above for election at the Annual Meeting to serve for a period of one year or until the election and qualification of their successors.

     The Board of Directors has no reason to believe that the persons named above as nominees for directors will be unable or will decline to serve if elected. In the event of death or disqualification of any nominee or the refusal or inability of any nominee to serve as a director, the proxy may be voted with discretionary authority for a substitute or substitutes as shall be designated by the Board of Directors.

     Pursuant to the Company's Bylaws, the presence in person or by proxy of the holders of a majority in voting power of the outstanding shares of stock entitled to vote at the Annual Meeting will be necessary and sufficient to constitute a quorum. Once a quorum is established at the Annual Meeting, directors will be elected by a plurality of the votes cast at the Annual Meeting and entitled to vote thereon. Action on all other matters scheduled to come before the Annual Meeting will be authorized by the affirmative vote of the holders of a majority in voting power of the shares of stock of the Company which are present in person or by proxy and entitled to vote thereon. Abstentions and broker nonvotes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to the stockholders, whereas broker nonvotes are not counted for purposes of determining whether a proposal has been approved.

     The following sets forth certain information concerning the Company's nominees for election to the Board of Directors at the Annual Meeting:

Name                                 Age         Year First Elected Director               Position
----                                 ---         ---------------------------               --------
Peter J. Sodini....................  58                     1995                  President, Chief Executive
                                                                                  Officer and Director
Todd W. Halloran...................  37                     1995                  Director
Jon D. Ralph (2)...................  35                     1995                  Director
Charles P. Rullman (1)(2)..........  51                     1995                  Director
Edfred F. Shannon, Jr. (1).........  73                     1999                  Director
Peter M. Starrett..................  52                     1999                  Director
Hubert E. Yarborough, III (1)......  55                     1999                  Director

_____________
(1) Member of Audit Committee
(2) Member of Compensation Committee

     Peter J. Sodini has served as our President and Chief Executive Officer since June 1996 and served as our Chief Operating Officer from February 1996 until June 1996. Mr. Sodini has served as a director since November 1995. Mr. Sodini is a director of Buttrey Food and Drug Stores Company, Transamerica Income Shares Inc. and Pamida Holding Corporation. From December 1991 to November 1995, Mr. Sodini was Chief Executive Officer and a director of Purity Supreme, Inc. Prior to 1991, Mr. Sodini held executive positions at several supermarket chains including Boys Markets, Inc. and Piggly Wiggly Southern, Inc.

     Todd W. Halloran has served as a director since November 1995. Mr. Halloran joined Freeman Spogli & Co. ("Freeman Spogli") in 1995 and became a Principal in 1998. From 1990 to 1995, Mr. Halloran was a Vice President and Associate at Goldman, Sachs & Co., where he worked in the Principal Investment Area and the Mergers and Acquisition Department.

     Jon D. Ralph has served as a director since November 1995. Mr. Ralph joined Freeman Spogli in 1989 and became a Principal in 1998. Prior to joining Freeman Spogli, Mr. Ralph spent three years at Morgan Stanley & Co. where he served as an analyst in the Investment Banking Division. Mr. Ralph is also a director of Envirosource, Inc., Hudson Respiratory Care Inc., River Holding Corp. and Century Maintenance Supply, Inc.

     Charles P. Rullman has served as a director since November 1995. Mr. Rullman joined Freeman Spogli in 1988 and became a Principal in 1995. From 1992 to 1995, Mr. Rullman was a General Partner of Westar Capital, a private equity investment firm specializing in middle market transactions. Prior to joining Westar, Mr. Rullman spent twenty years at Bankers Trust Company and its affiliate BT Securities Corporation where he was a Managing Director and Partner. Mr. Rullman is also a director of Hudson Respiratory Care Inc. and River Holding Corp.

     Edfred F. Shannon, Jr. has served as a director since September 1999. Prior to September 1999, Mr. Shannon served as Chief Executive Officer of Santa Fe International Corporation from 1962 to 1991. From 1962 until his retirement in June 1991, Mr. Shannon held the position of Chief Executive Officer of Santa Fe International. Mr. Shannon is also a director of Trust Company of the West and Key Technology, Inc.

     Peter M. Starrett has served as a director since January 1999. Since August 1998, Mr. Starrett has served as President of Peter Starrett Associates, a retail advisory firm, and has served as a consultant to Freeman Spogli. Prior to August 1998, Mr. Starrett was President of Warner Bros. Studio Stores Worldwide and had been employed by Warner Bros. since May 1990. Mr. Starrett is also a director of Petco Animal Supplies, Inc., AFC Enterprises, Inc., Advance Stores Company, Inc., Gaylan's Trading Co., Inc., Miadora.com, Inc. and Guitar Center, Inc.

     Hubert E. Yarborough, III has served as a director since September 1999. Since 1991, Mr. Yarborough has practiced law with the McNair Law Firm and is a shareholder of the firm.

     Our directors are elected annually and hold office for a period of one year or until their successors are duly elected and qualified. Pursuant to a stockholder's agreement between the Company and certain of its stockholders, Chase Manhattan Capital. L.L.C. is entitled to nominate one director as long as it owns at least 10% of the Company's common stock. At the present time, Chase Manhattan Capital, L.L.C. owns less than 10% of the Company's common stock.

The Board of Directors recommends that stockholders vote FOR the election of these nominees.

Board Meetings

     The Board of Directors met four times during fiscal 1999. Each director attended 75% or more of the aggregate of the Board meetings (held during the period for which the director was in office) and committee meetings of the Board of which the director was a member.

     The Company's Bylaws provide procedures for the nomination of directors. The Bylaws provide that nominations for the election of directors may only be made by the Board of

Directors, or by any stockholder of the Company who is entitled to vote generally in elections of directors if the stockholder follows certain procedures. Any stockholder of record entitled to vote generally in the election of directors may nominate one or more persons for election as directors at a meeting of stockholders only if written notice of such stockholder's intent to make such nomination or nominations has been delivered to the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company). Each such notice of a stockholder's intent to nominate a director must set forth certain information as specified in the Company's Bylaws.

Board Committees

     The Board has an Audit Committee and a Compensation Committee. The Audit Committee reviews the results and scope of the annual audit and other services provided by the Company's independent public accountants. The Audit Committee also reviews the financial statements of the Company and reviews audit letters provided by the Company's independent public accountants. The Audit Committee recommends to the Board the appointment of independent public accountants. The Audit Committee was formed shortly after the Company's initial public offering in June 1999 and met once during fiscal 1999.

     The Compensation Committee is responsible for the approval of compensation arrangements for officers of the Company and the review of the Company's compensation plans and policies. The Compensation Committee did not meet during fiscal 1999, but met in December 1999.

Compensation Committee Interlocks and Insider Participation

     The members of the Compensation Committee of the Company's Board of Directors during fiscal year 1999 were Messrs. Ralph and Rullman. Messrs Ralph and Rullman are principals in Freeman Spogli which is the Company's largest shareholder and which has certain business relationships with the Company described under "Transactions with Affiliates" below.

     Our board of directors determines the compensation of executive officers based in part on the recommendations of the Compensation Committee. During fiscal 1999, Mr. Sodini and Mr. Flyg participated in board of director deliberations regarding the compensation of our executive officers.

Compensation of Directors

     During fiscal 1999, our directors did not receive any compensation as directors. During fiscal 2000, Messrs. Shannon and Yarborough will receive $5,000 per meeting. In addition, all directors are reimbursed for their reasonable out-of-pocket expenses in attending meetings.

                            EXECUTIVE COMPENSATION

     The following table summarizes fiscal 1997, 1998 and 1999 compensation for services in all capacities of our Chief Executive Officer and our four other most highly compensated executive officers.

                          Summary Compensation Table

                                                                                             Long Term
                                                                                            Compensation
                                                        Annual Compensation                    Awards
                                           -------------------------------------------      ------------
                                                                            Other            Securities
                                  Fiscal                                    Annual           Underlying         All Other
  Name and Principal Position      Year      Salary       Bonus        Compensation(a)      Options/SARs     Compensation(b)
  ---------------------------    --------    ------       -----        ---------------      ------------     ---------------
Peter J. Sodini................      1999    $484,231      $250,000            $ 9,168              33,800       $      4,000
 President and Chief                 1998     475,000       250,000             16,763             266,271              2,500
 Executive Officer                   1997     305,687       150,000             98,978                 ---              2,500

Dennis R. Crook................      1999     176,154        89,000             10,753              13,000              4,029
 Senior Vice President,              1998     175,000        87,000              7,471              60,078              4,253
 Administration and Gasoline         1997     152,130        70,000              1,230                 ---              2,019
 Marketing

William T. Flyg................      1999     178,000        72,000             13,669              13,000                ---
 Senior Vice President,              1998     175,000        60,000              6,041              57,528                ---
 Finance, Chief Financial            1997     109,615        54,000              3,076                 ---                ---
 Officer and Corporate
 Secretary(c)

Daniel J. McCormack............      1999     114,616        65,000              5,747              13,000              4,115
  Senior Vice President,             1998     110,000        60,000             10,412              60,078              2,645
  Marketing                          1997      93,269        45,000              4,447                 ---              1,279

Douglas Sweeney................      1999     182,769        94,000              3,918              13,000              4,259
  Senior Vice President,             1998     179,954        90,000              3,251              71,910              4,652
  Operations                         1997     150,358        72,000              2,721                 ---              2,014

(a) Consists primarily of executive medical, moving and relocation reimbursements.
(b)  Consists of matching contributions to our 401(k) Savings Plan.
(c) William T. Flyg was appointed Senior Vice President, Finance and Chief Financial Officer in January 1997.

Option Grants

     The following table sets forth information with respect to stock options granted to our Chief Executive Officer and our four other most highly compensated executive officers during the year ended September 30, 1999:

                    Options/SAR Grants in Last Fiscal Year
                              (Individual Grants)

                                                     Individual Grants
                            -------------------------------------------------------------------
                              Number of          % of Total        Exercise                        Potential Realizable Value
                              Securities        Options/SARs       Price or                        at Assumed Annual Rates of
                              Underlying         Granted to          Base                         Stock Price Appreciation for
                             Options/SARs       Employees in        Price          Expiration             Option Term
                                                                                                --------------------------------
Name                          Granted(#)        Fiscal Year       ($/Share)           Date             5%($)          10%($)
--------------------------  --------------     --------------   --------------   -------------- ---------------  ---------------
Peter J. Sodini...........    33,800(a)            14.1%            $13.00          06/08/09           $276,336       $700,290
Dennis R. Crook...........    13,000(a)             5.4              13.00          06/08/09            106,283        269,342
William T. Flyg...........    13,000(a)             5.4              13.00          06/08/09            106,283        269,342
Daniel J. McCormack.......    13,000(a)             5.4              13.00          06/08/09            106,283        269,342
Douglas Sweeney...........    13,000(a)             5.4              13.00          06/08/09            106,283        269,342

___________
(a) This option vests and becomes exercisable in three equal, annual installments beginning on the first anniversary of the vesting commencement date and expires to the extent not exercised by June 8, 2009.

Aggregate Option Exercises and Option Values

     The following table sets forth information with respect to our Chief Executive Officer and our four other most highly compensated executive officers concerning option exercises for the fiscal year ended September 30, 1999 and exercisable and unexercisable options held as of September 30, 1999:

     Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

                                                                      Number of
                                                                Securities Underlying        Value of Unexercised
                                                                Unexercised Options at     In-the-Money Options at
                                                                September 30, 1999(#)      September 30, 1999($)(a)
                                                              --------------------------  --------------------------
                               Shares Acquired      Value
Name                            on Exercise(#)   Realized($)  Exercisable  Unexercisable  Exercisable  Unexercisable
----                           ----------------  -----------  -----------  -------------  -----------  -------------
Peter J. Sodini..............       ---              ---        88,757        211,314      $159,130       $318,261
Dennis R. Crook..............       ---              ---        20,026         53,052        36,364         72,727
William T. Flyg..............       ---              ---        19,176         51,352        36,364         72,727
Daniel J. McCormack..........       ---              ---        20,026         53,052        36,364         72,727
Douglas Sweeney..............       ---              ---        23,970         60,940        45,455         90,909

(a) These values are based upon the difference between the exercise price and the closing price per share on September 30, 1999, $11.125.

                         Compensation Committee Report

     The Compensation Committee of the Board of Directors develops, oversees and reviews the general compensation plans and policies of the Company and approves the individual compensation arrangements for the Company's executive officers, including those named in the Summary Compensation Table. The Compensation Committee also administers the Company's Incentive Stock Option Plan.

Our Executive Compensation Program

     The Compensation Committee is committed to designing and implementing a program of executive compensation that will contribute to the achievement of the Company's business objectives. We have an executive compensation program which we believe:

     . Fulfills our business and operating needs, comports with our general human resource strategies and enhances shareholder value.

     . Enables us to attract, motivate and retain the executive talent essential to the achievement of our short-term and long-term business objectives.

     . Rewards executives for accomplishment of pre-defined business goals and objectives.

     . Provides rewards consistent with gains in shareholder wealth so that executives will be financially advantaged when shareholders are similarly financially advantaged.

     In implementing our executive compensation program, we intend to provide compensation opportunities that are perceived to be generally comparable to those provided by similar companies in the convenience store, grocery and general retail industries. This "peer group" is not the same group used for the industry comparison in the performance graph found in the "Comparison of Cumulative Total Return" section of this Proxy Statement; rather, it reflects the industry groups with which the Company competes for personnel.

Elements of Executive Compensation

     The Company's executive compensation program has four key components: base salary, annual performance awards, long-term incentive awards and benefits. Performance awards and long-term incentive awards are granted pursuant to the Company's executive compensation plan. These components combine fixed and variable elements to create a total compensation package that provides some income predictability while linking a significant portion of compensation to corporate, business unit and individual performance.

Base Salary

     Base salary represents the fixed component of our executive compensation program. Base salaries are set within ranges, which are targeted around the competitive norm for similar executive positions in similar companies in the convenience store, grocery and general retail industries. Individual salaries may be above or below the competitive norm, depending on the executive's experience and performance. We consider the following factors in approving adjustments to salary levels for our executive officers: (i) the relationship between current salary and appropriate internal and external salary comparisons;
(ii) the average size of salary increases being granted by competitors; (iii) whether the responsibilities of the position have changed during the preceding year; and (iv) the individual executive's performance as reflected in the overall manner in which his assigned role is carried out.

Annual Performance Awards

     Annual performance awards serve two functions in implementing the Company's executive compensation program. First, annual incentives permit the Company to compensate officers directly if the Company achieves specific financial performance targets. Second, annual incentives also serve to reward executives for performance on those activities that are most directly under their control and for which they should be held accountable.

     At the beginning of each year, specific performance goals are set for the Company, each business unit and each individual executive. Performance awards are proportionately increased or decreased from the target to reflect performance levels that exceed or fall below expectations. For 1999, we determined the best criteria for measurement of Company performance was cash flow and pre-tax earnings. Business unit and individual performance goals are based on each individual executive's responsibilities and his respective contribution to financial targets of the Company including strategic initiatives, innovation, departmental effectiveness and personnel management.

     The annual performance award is discretionary and the Compensation Committee has the authority to approve, reduce or entirely eliminate the performance awards. Annual performance awards are cash-based and are paid at the end of each fiscal year. Generally, annual performance award amounts increase as financial measures increase above the levels originally set by the Committee. In 1999, each of our executive officers received the maximum performance award under the levels established in October 1998.

Long-Term Incentive Awards

     The long-term incentive component of our executive compensation program is designed to align the interests of executive officers and other key employees with those of the Company's stockholders, reward executives for maximizing stockholder value and facilitate the retention of key employees. Long-term incentives primarily are provided pursuant to our Incentive Stock Option Plan, which is administered by the Compensation Committee.

     The size of an individual's stock option award is based primarily on individual performance and the individual's responsibilities and position with the Company. These options are granted with an exercise price equal to the fair market value of the Company's common stock on the date of grant. Therefore, the stock options have value only if the stock price appreciates from the value on the date the options were granted. This feature is intended to focus executives on the enhancement of stockholder value over the long-term and to encourage equity ownership in the Company. These options vest and become exercisable in three equal, annual installments beginning on the anniversaries of the grant date. The Incentive Stock Option Plan is a discretionary plan; however, it has been the Compensation Committee's practice generally to award options annually.

Benefits

     Benefits offered to executives serve a different purpose than do the other elements of executive compensation. In general, they are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death and to provide a reasonable level of retirement income. Benefits offered to executives are largely those that are offered to the general employee population, with some variation primarily to promote tax efficiency.

Chief Executive Officer ("CEO") Compensation

     Mr. Peter J. Sodini's compensation for the fiscal year ended September 30, 1999 was determined in accordance with the above plans and policies taking into account his employment agreement with the Company. Mr. Sodini also earned $250,000 in annual performance awards and received options to purchase 33,800 shares of Common Stock under the Company's Incentive Stock Option Plan.

     Mr. Sodini's employment agreement provides for his participation in an incentive bonus program (with a minimum payout of 25% upon the achievement of goals determined by the board of directors, and other perquisites). Mr. Sodini's bonus arrangement is not tied to specific objectives. Principal factors considered by the board of directors are increases in earnings per share, EBITDA improvement, comparable sales growth, acquisition quality and future outlook.

Policy With Respect to $1 Million Deduction Limit

     The Company has not awarded any compensation that is non-deductible under
Section 162(m) of the Internal Revenue Code. That section imposes a $1 million limit on the U.S. corporate income tax deduction a publicly-held company may claim for compensation paid to the named executive officers unless certain requirements are satisfied. An exception to this limitation is available for "performance-based" compensation, as defined under Section 162(m). Compensation received as a result of the exercise of stock options may be considered performance-based compensation if certain requirements of Section 162(m) are satisfied. In the event that the Compensation Committee considers approving compensation in the future which would exceed the $1 million deductibility threshold, the Compensation Committee will consider what actions, if any, should be taken to make such compensation deductible.

Conclusion

     The Compensation Committee believes that these executive compensation policies and programs effectively promote the Company's interests and enhance stockholder value.

                             COMPENSATION COMMITTEE

                                  Jon D. Ralph
                               Charles P. Rullman

Comparison of Cumulative Total Return

     The following graph compares the cumulative total stockholder return on the Company's common stock since June 9, 1999, the effective date of the Company's initial public offering, through December 31, 1999, with the cumulative total return for the same period on the S&P SmallCap 600 Index, the Russell 2000 Index and a Company-Defined Peer Group. The graph assumes that at the beginning of the period indicated, $100 was invested in the Company's common stock and the stock of the companies comprising the SmallCap 600 Index, the Russell 2000 Index and the Company-Defined Peer Group and that all dividends were reinvested. The Company-Defined Peer Group is composed of the common stock of the following issuers: (i) 7-Eleven, Inc.; (ii) Casey's General Stores, Inc.; (iii) Dairy Mart Convenience Stores, Inc. (includes both Series A and Series B common stock); and
(iv) Uni Marts, Inc.

                      Stockholder Return on Common Stock*

                             [GRAPH APPEARS HERE]

* $100 INVESTED ON JUNE 9, 1999 IN COMMON STOCK OR ON MAY 31, 1999 IN INDEX SHARES - INCLUDING REINVESTMENT OF ALL DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

         Comparison of Cumulative Total Return among The Pantry, Inc.
 and the S&P Small Cap 600, the Russell 2000 and a Company-Defined Peer Group
                                    Indices

                                                                                                Company-Defined
                              The Pantry          S&P SmallCap 600          Russell 2000          Peer Group
                          -------------------  ----------------------  ----------------------  ----------------
June 9, 1999                     $100.00               $100.00                 $100.00               $100.00
September 30, 1999               $ 85.58               $100.57                 $ 95.52               $ 94.45
December 31, 1999                $108.65               $113.11                 $ 96.98               $ 79.98

Executive Employment Contracts

     On October 1, 1997, we entered into an employment agreement with Mr. Sodini. We recently extended the term of this agreement until September 30, 2001. This agreement contains customary employment terms and provides for:

     . an annual base salary of $475,000 (subject to annual adjustment by our board of directors),

     .    participation in any of our benefit or bonus programs and

     . participation in an incentive bonus program (which provides for a payout of a minimum of 25% upon the achievement of goals determined by our board of directors, and other perquisites).

     Mr. Sodini's bonus arrangement is not tied to specific objectives. Principal factors considered by the board of directors are increases in earnings per share, EBITDA improvement, comparable sales growth, acquisition quality and future outlook.

     Pursuant to the terms of the agreement, if we terminate Mr. Sodini prior to a change in control with just cause or upon death or disability, Mr. Sodini shall be entitled to his then effective compensation and benefits through the last day of his actual employment by us for termination for just cause or upon death or his effective date of termination, as determined by the board of directors for termination upon disability. In addition, if Mr. Sodini is terminated because of death or disability, we will pay to the estate of Mr. Sodini, in the case of his death, or to Mr. Sodini, in the case of his disability, one year's pay less amounts paid under any disability plan. If Mr. Sodini is terminated by us prior to a change in control without cause, Mr. Sodini shall be entitled to severance pay including regular benefits through the term of the agreement until such time as he engages in other employment. If Mr. Sodini is terminated by us following a change in control without cause or Mr. Sodini terminates his employment for good reason, Mr. Sodini shall generally be entitled to severance pay including regular benefits for a period of 18 months from the termination date.

     For purposes of Mr. Sodini's employment agreement, the terms below have the following respective meanings:

     . A "change in control" occurs if any person, other than the existing stockholders, becomes the beneficial owner of more than 50% of our outstanding voting securities, whether by merger or otherwise, or upon liquidation of the Company.

     . "Good reason" includes the occurrence of a reduction in Mr. Sodini's compensation or benefits, the inability of Mr. Sodini to discharge his duties effectively or moving Mr. Sodini's employment base more than 25 miles from its current location.

     . "Just cause" includes a willful and continued failure to perform, engaging in conduct injurious to us, or being convicted of a felony or any crime of moral turpitude.

     This agreement contains covenants prohibiting Mr. Sodini, through the period ending on the latter of 18 months after termination or such time at which he no longer received severance benefits from us, from competing with us or soliciting employment from our employees.

     We have severance arrangements with each of Mr. Crook, Mr. Sweeney and Mr. McCormack that remain in effect so long as each continues to be employed by us. Pursuant to these arrangements, if we terminate the employee prior to a change in control without cause, he shall be entitled to severance pay for one year from the termination date. If the employee is terminated following a change in control without cause or if the employee terminates his employment for good reason, he shall be entitled to severance pay including regular benefits for a period of two years from the termination date. For purposes of these severance arrangements, the terms below have the following meaning:

     . A "change in control" would occur if Freeman Spogli and Chase Manhattan Capital, L.P. ("Chase Capital") no longer had voting control of our board of directors.

     . "Good reason" includes the reduction in the employee's compensation or benefits, the inability of the employee to discharge his duties effectively or moving the employee's employment base outside of North Carolina.

                         TRANSACTIONS WITH AFFILIATES

Stock Issuances

     In November 1998, Peter Starrett, a director of The Pantry, purchased 22,185 shares of common stock for a purchase price of $250,125. Freeman Spogli has the right to require the sale of Mr. Starrett's shares in the event it sells all of its holdings of common stock. In addition, we have the right to repurchase Mr. Starrett's shares in the event he ceases to serve as a director. This right terminated on the first anniversary of the purchase date.

     In August 1998, we adopted a stock subscription plan which permits our employees, including directors and executive officers, to purchase up to an aggregate of 158,100 shares of common stock at fair market value. The purchase price for all common stock purchased under our stock subscription plan was $11.27 per share and was paid in cash and/or the delivery to us of a secured promissory note payable to us or one of our subsidiaries. As of September 30, 1999, we have issued 132,651 shares of common stock to 37 employees under our stock subscription plan. We have the right to repurchase shares purchased under this plan upon an employee's termination of employment. This right terminates on the first anniversary of the purchase date. Freeman Spogli has the right to require the sale of all shares purchased under the stock subscription plan in the event it sells all its holdings of common stock.

     The following table sets forth for our Chief Executive Officer and our four other most highly compensated executive officers the number of shares purchased during the last fiscal year pursuant to the stock subscription plan and the amount borrowed, if any, to finance the purchase of such shares:

                                             Number of           Amount of
                                             Shares of         Purchase Price
                                            Common Stock         Subject to         Due Date of       Interest Rate of
                 Name                        Purchased        Promissory Note     Promissory Note      Promissory Note
                 ----                    ------------------  ------------------  ------------------  -------------------
Peter J. Sodini........................       17,748             $100,100           08/31/03               8.5%
Dennis R. Crook........................        4,437               50,025           08/31/03               8.5%
William T. Flyg........................         ---                  ---                ---                 ---
Daniel J. McCormack....................        4,437               50,025           08/31/03               8.5%
Douglas Sweeney........................        8,874                 ---                ---                 ---

Payments to Freeman Spogli

     On June 8, 1999, in conjunction with our initial public offering, we redeemed all outstanding preferred stock held by Freeman Spogli for $17.5 million, plus accrued dividends of $6.5 million.

Stockholders' Agreement

     The Company has entered into a stockholders' agreement with Freeman Spogli, Chase Capital and Peter J. Sodini in which:

     . Freeman Spogli has a right of first offer enabling it to purchase shares held by Chase Capital or Mr. Sodini prior to transfers of shares of common stock to non-affiliates, other than transfers pursuant to a registration statement or under Rule 144

     . Freeman Spogli has the right to require Chase Capital and Mr. Sodini to sell their shares of common stock to a third party buyer on the same terms as Freeman Spogli if Freeman Spogli is selling all of its shares

     . Freeman Spogli, Chase Capital and Mr. Sodini have rights to be included in sales of common stock by the other stockholders

     . Freeman Spogli has agreed, as long as Chase Capital holds 10% of The Pantry's common stock, to vote for a director nominated by Chase Capital

     . The Company has agreed to provide financial and other information to Chase Capital

     . The Company has agreed that all our transactions with affiliates will be on terms no less favorable to The Pantry than would be obtained in an arms length transaction and to limit the fees payable to Freeman Spogli to fees paid in connection with a material acquisition, merger, divestiture, reorganization or restructuring, provided that such fees are no more favorable to Freeman Spogli than would be available from a nationally recognized investment banking firm

     There is no termination provision in the stockholders' agreement.

Registration Rights Agreement

     We have entered into a registration rights agreement with Freeman Spogli, Chase Capital and Mr. Sodini obligating us:

     . on up to three occasions at the request of holders of at least 50% of the common stock held by the parties to the agreement, to register the resale of all common stock held by the requesting holders

     . at any time to register the resale of shares of common stock having a value of more than $5 million at the request of any party

     . at any time, to allow any party to include shares in any registration of common stock by us

     Under the registration rights agreement, Freeman Spogli, Chase Capital and Mr. Sodini have the right to purchase their pro rata portion of additional shares issued by us.

                                 SECTION 16(a)
                   BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and 10% beneficial owners to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based on a review of the report forms that were filed, we believe that during 1999 all filing requirements applicable to our executive officers, directors and 10% beneficial owners were complied with.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information, as of January 17, 2000, with respect to the beneficial ownership of capital stock by each person who beneficially owns more than 5% of such shares, our Chief Executive Officer and each of our four other most highly compensated executive officers, each of our directors and all of our executive officers and directors as a group.

                                                            Shares of
                                                           Common Stock
                                                           Beneficially
      Name and Address of Beneficial Owner(1)                 Owned               Percentage of Class
      ---------------------------------------        ------------------------     --------------------
Freeman Spogli(2)..................................             12,175,524(2)            58.6%
 Todd W. Halloran(2)...............................                 ---                   ---
 Jon D. Ralph(2)...................................                 ---                   ---
 Charles P. Rullman(2).............................                 ---                   ---
Chase Capital(3)...................................              2,298,438               11.1%
Chilton Investment Company, Inc.(4)................              1,870,000                9.0%
Peter J. Sodini(5).................................                220,881                1.1%
Edfred Shannon(6)..................................                  2,500                 *
Peter M. Starrett(7)...............................                 22,185                 *
Dennis R. Crook(8).................................                 40,239                 *
William T. Flyg(9).................................                 34,952                 *
Daniel J. McCormack(10)............................                 40,239                 *
Douglas Sweeney(11)................................                 52,564                 *
All directors and executive officers as a group
 (10 individuals)..................................             12,589,084               60.6%

_____________
    *   Less than 1.0%.

    (1) Unless indicated otherwise, the address of the stockholder is c/o The Pantry, P.O. Box 1410,1801 Douglas Drive, Sanford, North Carolina 27331. Unless indicated otherwise, each stockholder has sole voting and investment power with respect to the shares of common stock beneficially owned by such shareholder.

    (2) Includes 2,346,000 shares issuable on the exercise of currently exercisable warrants. 7,213,491 shares, 2,325,690 shares and 290,343 shares of common stock are held of record by FS Equity Partners III, L.P. ("FSEP III"), FS Equity Partners IV, L.P. ("FSEP IV") and FS Equity Partners International, L.P. ("FSEP International"), respectively. As general partner of FS Capital Partners, L.P., which is general partner of FSEP III, FS Holdings, Inc. has the sole power to vote and dispose of the shares owned by FSEP III. As general partner of FS&Co. International, L.P., which is the general partner of FSEP International, FS International Holdings Limited has the sole power to vote and dispose of the shares owned by FSEP International. Bradford M. Freeman, Ronald M. Spogli, J. Frederick Simmons, William M. Wardlaw, John M. Roth and Mr. Rullman are the sole directors, officers and shareholders of FS Holdings, FS International Holdings and Freeman Spogli and may be deemed to be the beneficial owners of the shares of the common stock and rights to acquire the common stock owned by, FSEP III and FSEP International. As general partner of FSEP IV, FS Capital Partners LLC has the sole power to vote and dispose of the shares owned by FSEP IV. Messrs. Freeman, Spogli, Wardlaw, Rullman, Ralph, Halloran, Roth and Mark J. Doran are the sole directors, officers and beneficial owners of FS Capital Partners and may be deemed to be the beneficial owners of the shares of the common stock and rights to acquire the common stock owned by, FSEP IV. The business address of Freeman Spogli, FSEP III, FSEP IV, FS Capital, FS Holdings and FS Capital Partners and their directors, officers and beneficial owners is 11100 Santa Monica Boulevard, Suite 1900, Los Angeles, California 90025. The business address of FSEP International, FS&Co. International and FS International Holdings is c/o Padget-Brown & Company, Ltd., West Winds Building, Third Floor, Grand Cayman, Cayman Islands, British West Indies.

    (3) Includes 1,073,703 shares held of record by Chase Manhattan Capital, L.L.C and 956,322 shares held by CB Capital Investors, L.L.C The managing member of Chase Manhattan Capital is Chase Manhattan Capital Corporation, a New York corporation. The managing member of CB Capital Investors is CB Capital Investors, Inc., a New York corporation. Each of Chase Manhattan Capital Corporation and CB Capital Investors, Inc. is a wholly owned subsidiary of The Chase Manhattan Bank, which is a wholly owned subsidiary of The Chase Manhattan Corporation. The directors of each of Chase Manhattan Capital Corporation and CB Capital Investors, Inc. are general partners of Chase Capital Partners, which is also a member and investment manager of each of Chase Manhattan Capital and CB Capital Investors. Beneficial ownership of the shares held by Chase Manhattan Capital and CB Capital Investors may be deemed to be attributable to each of Chase Manhattan Capital Corporation, CB Capital Investors, Inc., Chase Capital Partners and each of the general partners of Chase Capital Partners. The business address of Chase Manhattan Capital, Chase Manhattan Capital Corporation, CB Capital Investors, Chase Capital Partners and the individual general partners of Chase Capital Partners is c/o Chase Capital Partners, 380 Madison Avenue, 12th Floor, New York, New York, 10017. The business address of The Chase Manhattan Bank and The Chase Manhattan Corporation is 270 Park Avenue, New York, New York 10017. References to Chase Capital in this proxy statement mean Chase Manhattan Capital, and CB Capital Investors. Also includes 268,413 shares held of record by Baseball Partners, a New York general partnership. Mr. Christopher C. Behrens, a general partner of Chase Capital Partners and former director of the Company, is the managing general partner of Baseball Partners. Mr. Behrens disclaims beneficial ownership of the shares held by Baseball Partners except to the extent of his pecuniary interest therein. Baseball Partners is party to a Stockholders Agreement with Chase Capital that contains various provisions pertaining to the voting, acquisition and disposition of such shares, including Baseball Partner's grant to Chase Capital of a proxy to vote such shares and restrictions on Baseball Partner's ability to transfer such shares. Chase Capital disclaims any beneficial ownership interest in such shares that may be attributable to it as a result of such provisions.

    (4) The business address of Chilton Investment Company, Inc. is 65 Locust Avenue, 2nd Floor, New Canaan, CT, 06840.

    (5) Includes 157,794 shares of common stock issuable upon the exercise of options exercisable within 60 days after January 17, 2000.

    (6) Mr. Shannon's business address is 1000 South Freemont, Suite 1201, Alhambra, California 91803.

    (7) Mr. Starrett's business address is c/o Freeman Spogli & Co. Incorporated, 11100 Santa Monica Boulevard, Suite 1900, Los Angeles, California 90025.

    (8) Includes 35,802 shares of common stock issuable upon the exercise of options exercisable within 60 days after January 17, 2000.

    (9) Includes 34,952 shares of common stock issuable upon the exercise of options exercisable within 60 days after January 17, 2000.

    (10) Includes 35,802 shares of common stock issuable upon the exercise of options exercisable within 60 days after January 17, 2000.

    (11) Includes 43,690 shares of common stock, issuable upon the exercise of options exercisable within 60 days after January 17, 2000.


                    PROPOSAL 2:  RATIFICATION OF APPOINTMENT
                       OF INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors has appointed Deloitte & Touche LLP as independent public accountants for fiscal year 2000.

  During the Company's fiscal year ended September 30, 1999 there were no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which if not resolved to their satisfaction would have caused them to make reference to the subject matter of the disagreements in connection with their opinion.

  The audit report of Deloitte & Touche LLP on the consolidated financial statements of the Company for the years ended September 30, 1999 and September 24, 1998 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

  Although stockholder approval is not required, the Company desires to obtain from the stockholders an indication of their approval or disapproval of the Board's action in appointing Deloitte & Touche LLP as the independent public accountants of the Company and its subsidiaries. If the stockholders do not ratify this appointment, such appointment will be reconsidered by the Audit Committee and the Board of Directors. The proxy will be voted as specified, and if no specification is made, the proxy will be cast "For" this proposal.

  A representative of Deloitte & Touche LLP will be present at the Annual Meeting and will be afforded an opportunity to make a statement and to respond to questions.

The Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of Deloitte & Touche LLP for fiscal year 2000.

                    SUBMISSION OF STOCKHOLDER PROPOSALS FOR
                      2001 ANNUAL MEETING OF STOCKHOLDERS

  Any proposals which stockholders intend to present for a vote of stockholders at the 2001 Annual Meeting of Stockholders and which such stockholders desire to have included in the Company's Proxy Statement and form of proxy relating to that meeting must be sent to the Company's principal executive offices, marked to the attention of the Secretary of the Company, and received by the Company at such offices on or before November 3, 2000. The determination by the Company of whether it will oppose inclusion of any proposal in its Proxy Statement and form of proxy will be made on a case-by-case basis in accordance with its judgment and the rules and regulations promulgated by the Securities and Exchange Commission. Proposals received after November 3, 2000 will not be considered for inclusion in the Company's proxy materials for its 2001 Annual Meeting. In addition, if a stockholder intends to present a matter for a vote at the 2001 Annual Meeting of Stockholders, the stockholder must give timely notice in accordance with the Company's Bylaws. To be timely, a stockholder's notice must be received by the Secretary of the Company at the principal executive offices of the Company between November 3, 2000 and December 3, 2000. Each such stockholder's notice must set forth certain additional information as specified in the Company's Bylaws, including without limitation:

  . as to each matter the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, and

  . the name and record address of the stockholder, the class and number of shares of capital stock of the Company that are beneficially owned by the stockholder, and any material interest of the stockholder in such business.

                                 MISCELLANEOUS

  A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1999, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED ON WRITTEN REQUEST, WITHOUT CHARGE TO ANY COMPANY STOCKHOLDER. SUCH REQUESTS SHOULD BE ADDRESSED TO JOSEPH J. DUNCAN, THE PANTRY, INC., P.O. BOX 1410, 1801 DOUGLAS DRIVE, SANFORD, NORTH CAROLINA 27331 ((919) 774-6700).

                                     By Order of the Board of Directors


                                     William T. Flyg
                                     Senior Vice President, Finance, Chief
                                     Financial Officer and Corporate Secretary


Sanford, North Carolina

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                               THE PANTRY, INC.
PROXY

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL
                            MEETING OF STOCKHOLDERS.

The undersigned hereby appoints Peter J. Sodini and William T. Flyg proxies, each with the full power of substitution to represent the undersigned and to vote all of the shares of stock in The Pantry, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of said Company to be held on Thursday, March 23, 2000, at 10:00 a.m. Eastern Daylight Savings Time, at the North Raleigh Hilton, 3145 Wake Forest Road, Raleigh, North Carolina, 27609, and any adjournments thereof (1) as hereinafter specified upon the proposals listed below as more particularly described in the Company's proxy statement, receipt of which is hereby acknowledged; and (2) in their discretion upon such other matters as may properly come before the meeting and any adjournments thereof. In order to vote for the proposals, place an X in the appropriate box provided below. The Board recommends a vote "FOR" each of the proposals listed below.

1. Election of the following nominees as directors for a one year term: Peter J. Sodini, Edfred F. Shannon, Jr., Charles P. Rullman, Todd W. Halloran, Jon D. Ralph, Hubert E. Yarborough, III, and Peter M. Starrett

     [_]  FOR all nominees (except as marked to the contrary below.)
                     [_]  WITHHOLD AUTHORITY to vote for all nominees.

(INSTRUCTION: To withhold authority to vote for any individual nominee(s) write that nominee's name on the line provided below.)

________________________________________________________________________________

2. Ratification of the appointment of Deloitte & Touche LLP as independent public accountants for the Company and its subsidiaries for the fiscal year ending September 28, 2000

     [_]  FOR    [_]  AGAINST    [_]  ABSTAIN

   PLEASE MARK, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE

                  (continued and to be signed on the reverse)

                          (continued from other side)

By signing the proxy, a stockholder will also be authorizing the proxyholder to vote in his discretion regarding any procedural motions which may come before the Annual Meeting. For example, this authority could be used to adjourn the meeting if the Company believes it is desirable to do so. Adjournment or other procedural matters could be used to obtain more time before a vote is taken in order to solicit additional proxies or to provide additional information to stockholders. The Company has no current plans to adjourn the meeting, but would attempt to do so if the Company believes that adjournment would promote stockholder interests.

THE BOARD OF DIRECTORS FAVORS A VOTE "FOR" THE PROPOSALS LISTED ON THE OTHER SIDE OF THIS PROXY AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.

                                             SHARES

                                     Please date and sign this
                                     Proxy and return promptly.

                                     Dated: ______________________________, 2000
                                              (Be sure to date proxy)

                                     __________________________________________
                                          Signature and title, if applicable

                                     __________________________________________
                                             Signature if held jointly

                                     NOTE: Please sign your name exactly as it appears on this card. When signing for a corporation or partnership, or as agent, attorney, trustee, executor, administrator, or guardian, please indicate the capacity in which you are signing. In the case of joint tenants, each joint owner must sign.

                                       2